JOINT VENTURE AGREEMENT

Made and Entered into By and Between

GLOBAL HEMP GROUP INC., a company duly incorporated under the British Columbia Business Corporations Act and having its registered office located at #106 – 1169 Mt. Seymour Road, North Vancouver, BC V7H 2Y4, hereby represented by Charles Larsen, President and CEO, duly authorized as he so declares;

(“GHG”)

AND

MARIJUANA COMPANY OF AMERICA INC., a company duly incorporated under the laws of the state of Utah and having its registered office located at 1340 West Valley Parkway, Escondido, CA 92029, hereby represented by Donald Steinberg, President and CEO, duly authorized as he so declares;

(“MCOA”)

AND

TTO ENTERPRISES LTD., a company duly incorporated under the laws of the state of Oregon, USA and having its registered office located at 41389 Hwy 226, Scio, OR 97374, hereby represented by John Giese, President, duly authorized as he so declares;

(“TTO”)

(GHG, MCOA and TTO hereinafter collectively referred to as the “Parties”)

WITH THE INTERVENTION OF:

COVERED BRIDGE ACRES LTD., a company incorporated under the Laws of the State of Oregon, having its registered office for the purposes hereof at41389 Hwy 226, Scio, OR 97374), hereby represented for the purposes hereof by Jeff Kilpatrick duly authorized as he so declares;

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1.             INTERPRETATION

In this Agreement, Section headings are for convenience purposes only and shall not be used in its interpretation. Unless the context clearly indicates a contrary intention: -

1.1	a word or an expression which denotes: -
1.1.1	any gender includes the other genders
1.1.2	a natural person includes an artificial or juristic person and vice versa
1.1.3	a singular includes the plural and vice versa
1.2	the following word and expressions shall bear the meanings assigned to the below and cognate words and expressions bear corresponding meanings: -
1.2.1	“Agreement” – this document together with its schedules, as amended from time to time;
1.2.2	“Approved Business Plan” means a business plan for the Joint Venture Company in respect of the Project that has been approved by the Parties (namely its Board) and forming an integral part of this Agreement;
1.2.3	“Auditors” - means the auditors of the Joint Venture Company as may from time to time be appointed by the Board of the Joint Venture Company;
1.2.4	“Authority” – means any local, municipal, provincial, state or another authority or official which has the power to impose or has a responsibility to apply any law whether in Canada, in the State of Oregon or elsewhere;
1.2.5	“Board” – means the Board of Directors of the Joint Venture Company as constituted from time to time;
1.2.6	“Business Day” – any calendar day which is not a Saturday, a Sunday or an official public holiday in Vancouver, British Columbia;
1.2.7	“Confidential Information” – the facts and details of the investigations and negotiations between the Parties concerning the subject matter of this Agreement, as well as all information which any Party discloses, furnishes or makes available to another Party regarding the subject matter of this Agreement whether prior to, in contemplation of, during or after negotiations and irrespective of whether such information is marked “confidential” or “proprietary” or otherwise. The confidential information accordingly namely includes, without limitation, all communications (whether written, oral or in any other form legally recognized), all reports, statements, schedules and other data concerning any financial, technical, labour, marketing, administrative, accounting and other matters, provided that, notwithstanding the foregoing, the confidential information shall not include the information referred to in Section 11;
1.2.8	“CSE” means the Canadian Securities Exchange;
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1.2.9	“Effective Date” - means the date of last signature of this Agreement;
1.2.10	“Encumbrance” – any encumbrance over or security interest in any form over property, including any pledge, cession, mortgage, notarial bond, lien, right or hypothec, but excluding normal and usual servitudes or conditions in title deeds;
1.2.11	“Escrow Pool” means the escrow pool of common shares and common share purchase warrants of GHG and MCOA (which will form the units offered pursuant to the performance bonification offered to various individuals which are instrumental to the Project) to be released to Participants upon the occurrence of the Escrow Release milestones, as provided in Schedule “A” hereto;
1.2.12	“Force Majeure” – means any circumstance beyond the reasonable control of a Party and shall include (but shall not be limited to) any act of God, insurrection, riot, vandalism, mob violence, civil commotion, criminal activity, sabotage, acts of the military, police or civil authorities, any requirement of any authority, any court order, international restriction, epidemic, quarantine, restriction in the freedom of movement of persons and assets, material, transportation, electricity, water, utilities or other necessary resources, earthquake, excessive rainfall, floods and other effect of whether elements to which the Parties have no control;
1.2.13	“Joint Venture Company” – a company to be incorporated in United States by the Parties as a vehicle to undertake the business detailed in the objectives of this Agreement as contemplated in Section 3 the issued initial share capital of which company shall be held as detailed in Section 2.3;
1.2.14	“Parties” – collectively GHG, MCOA or TTO or their respective nominees;
1.2.15	“Participants” – means the participants to the Escrow Pool;
1.2.16	“Project” – means the definition provided in Section 3.2 below;
1.2.17	“Shares” – means issued shares of any class in the share capital of the Joint Venture Company;
1.2.18	“Signature Date” – the date of signature of this Agreement by the signatory which signs it last.
1.2.19	“USD” – United States of America dollars being the lawful currency in the United States of America.
1.3	Any reference to any statute, regulation or other legislation shall be a reference to that statute, regulation or other legislation as at the Signature Date and as amended or substituted from time to time.
1.4	If in any provision in a definition is a substantive provision conferring a right or imposing an obligation on any Party then, notwithstanding that it is only in a definition, effect shall be given to that provision as if it were a substantive provision in the body of this Agreement.
1.5	Any reference to days (other than a reference to business days), or months or years shall be a reference to calendar days, months or years.

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1.6	Schedules and exhibits to this Agreement form an integral part hereof and words and expressions defined in this Agreement shall bear, unless the context otherwise requires, the same meaning in such schedules or schedules, and vice versa. To the extent that there is any conflict between the schedules or exhibits to this Agreement and the provisions of this Agreement, the provisions of this Agreement shall prevail.
1.7	Where any term is defined within the context of any particular Section in this Agreement, the term so defined, unless it is clear from the Section in question that the term so defined has limited application to the relevant Section, shall bear the same meaning as ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation Section.
1.8	The rule of construction that, in the event of ambiguity, the contract shall be interpreted against the Party responsible for the drafting thereof shall not apply in the interpretation of this Agreement.
1.9	This Agreement shall be binding on and enforceable by the Administrators, Trustees, permitted Assigns or Liquidators of the Parties as fully and effectually as if they had signed this Agreement in the first instance and reference to any Party shall be deemed to include such Party’s Administrators, Trustees, permitted Assigns or liquidators.
1.10	Where figures are referred to in numerals and in words, if there is any conflict between the two, the amount in words shall prevail.

2.0       PREAMBLE

The preamble hereto shall form an integral part hereof.

2.1	The Parties wish to enter into this Agreement and provide funding as well as financial, technical, management and operational expertise upon the terms and conditions of this Agreement, in order to develop the Project, as defined hereinafter;

2.2	The Parties shall incorporate a Joint Venture Company in Oregon, United States, for implementing the Project;

2.3	The initial issued common shares of the Joint Venture Company shall be subscribed for and be held as follows; 42.5% by GHG, 42.5% by MCOA and 15% by TTO which shareholding shall be subject to variation in accordance with Section 7 of this Agreement.

2.4	The Shareholders shall be entitled to dividends from the Joint Venture Company in accordance with their respective shareholding in the Joint Venture Company, as more fully outlined in section 7.2 if prior to the Escrow Release, or provided for in section 7.2.2 if after the First Escrow Release or 7.2.3 if after Second Escrow Release.
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3.0       OBJECT

 3.1       Establishment of the Joint Venture

The Parties hereby shall jointly establish a joint venture (hereinafter referred to as the
“Joint Venture”.

3.2        Purpose of the Joint Venture

The purpose of the Joint Venture shall be to carry on a business of commercializing the cultivation of high yielding CBD industrial hemp and the extraction of cannabinoids on properties located in the Scio, Oregon area (hereinafter referred to as the "Project").

3.4        Head Office

The head office of the Joint Venture shall be located at the offices of GHG at the address indicated on the first page of this Agreement.

4.0	CONDITIONS PRECEDENT

4.1 This Agreement, by which the Parties shall be bound, is entirely conditional upon:

4.1.1	Within thirty (30) days from the Signature Date all regulatory and legal approvals, consents and waivers required, including but not limited to those to be obtained from the Canadian Securities Exchange and the British Columbia Securities Commission, as principal regulator, which shall be obtained by GHG, and the Securities and Exchange Commission, which shall be obtained by MCOA or its nominee, for the Project.

4.1.2	Within thirty (30) days from the Signature Date, GHG or its nominee providing financial proof acceptable to the Joint Venture Company, confirming that GHG and MCOA or their respective nominee(s) shall meet their financial obligations, in terms of this Agreement when called upon by the Joint Venture Company to do so.

4.2	Each Party shall act in good faith and use its best endeavors to ensure the fulfillment by it of the conditions precedent in respect of which it bears an obligation to fulfill.

4.3	The conditions precedent herein may not be waived, other than by written Agreement between the Parties.

4.4	If any condition precedent is not fulfilled for any reason whatever and is not waived in terms of Section 4.3, then:

4.3.1	This whole Agreement (other than the Sections referred to in Section 3.1 by which the Parties shall be bound) shall be of no force or effect;

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4.3.2	Subject to Section 4.3.3, the Parties shall be entitled to be restored as near as possible to the positions in which they would have been, had this Agreement not been entered;

4.3.3	No Party shall have any claim against the other in terms of this Agreement, except for such claims (if any) as may arise from a breach of the Sections referred to in Section 3.1 or the action or inaction of a Party thereby causing a condition precedent not to be fulfilled.

5.0	OPERATION AND MANAGEMENT

5.1 The Joint Venture Company shall be managed by a Board of Directors. The Board shall be comprised of not less than three (3) Members. GHG shall be entitled to appoint one (1) Member to the Board, MCOA or its nominee shall appoint one (1) Member to the Board and TTO shall be entitled to appoint one (1) Member to the Board.

5.2	The quorum of the Board shall be two (2) Board Members provided that one (1) Director from GHG or its nominee and one (1) from MCOA or its nominee are present.
5.3	All meetings of the Directors of the Joint Venture Company shall be held in accordance with the provisions of the Business Corporation Act (British Columbia) and the Memorandum and Articles of Association of the Joint Venture Company.
5.4	Save and except as herein otherwise specifically provided, any question, resolution and matters whatsoever submitted for decision or action at any meeting of the Board shall be determined by a majority vote of the Directors present.
5.5	The Parties agree that all management systems and reports shall be in the English language and further that all Financial reporting shall comply with International Financial Reporting Standards.

It is agreed that the provisions in this Section 5.0 shall be incorporated into the Shareholders Agreement mutatis mutandis.

6.0	DUTIES

The Board shall take all decisions and appropriate measures in order to achieve the Joint Venture's purposes and to harmoniously and efficiently fulfill its obligations as to the Project. More specifically but without restricting the aforesaid, the Board shall:

i)	have control and supervision over the Joint Venture and Project administrative and financial management;

ii)	prepare the operating budget and submit it to the Parties before the realization of the Project and, from time to time or upon request by the Parties, prepare and submit a revised budget while in progress;

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iii)	distribute among the Parties the services to be rendered, the work to be performed and the materials to be supplied for the Project, taking into account the participation of each Party in the Joint Venture;

iv)	sign (or appoint a Board member to sign) any contract, amendment, change order, addition, reduction or any other agreement with third parties, for and on behalf of the Joint Venture;

v)	subcontract whole or part of any required work and sign (or appoint a Board member to sign) any pertaining purchase order or contract;

vi)	open one or several bank accounts with a certified financial institution and deposit all sums of money and bills of exchange in connection with the Joint Venture or the Project;

vii)	authorize all Project's necessary expenses;

viii)	plan, have control and supervision over the Project realization and time schedule;

ix)	coordinate and control all stages of the Project;

x)	appoint any authorized person to bind the Joint Venture on a financial basis;

xi)	have the bookkeeping made and the Joint Venture's financial statement prepared by an independent accounting firm, in accordance with generally accepted accounting principles;

xii)	subscribe to any appropriate and sufficient insurance policy in connection with the Project;

xiii)	settle, in a rapid and efficient manner, any dispute arising during the Project realization;

xiv)	retain the services of a legal advisor to act for and on behalf of the Joint Venture, depending on the situation and the needs;

xv)	report to the Parties, periodically or upon request, on the financial situation of the Joint Venture and on the Project status;

xvi)	authorize, from time to time, any monetary surplus distribution resulting from the Project realization;

xvii)	remit to the Parties, in proportion to their share in the Joint Venture, their attributable share once all debts and obligations have been paid; and

xviii)	after the termination of the Project, liquidate the Joint Venture and render a full account to the Parties.

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7.0       CONTRIBUTION AND PARTICIPATION

7.1	Contributions of the Parties:

a)	Initial Contribution:

The initial contribution of the Parties (the “Initial Contribution”) shall be:

GHG: US$600,000 contribution in cash and common shares of the Company

MCOA US$600,000 contribution in cash

TTO US$180,000 contribution in kind

Total: US$1,380,000

b)	MCOA Contribution Schedule

MCOA’s Initial Contribution to the Joint Venture, of a total amount of US$600,000 shall be satisfied upon the following schedule (the “MCOA Contribution Schedule”):

i)	US$200,000 upon execution of this Agreement;
ii)	US$238,780 on or before July 31, 2018;
iii)	US$126,445 on or before October 31, 2018; and
iv)	US$34,775 on or before January 31, 2018.

Total MCOA Initial Contribution: $US$600,000

In the event that MCOA would not be able to proceed to the payment of its Initial Contribution on or prior to the scheduled MCOA Contribution Schedule pr, MCOA shall be entitled to a five (5) days cure period during which MCOA shall be permitted to pay its Initial Contribution without further prejudice, and without being considered to have defaulted its commitments under the terms and provisions of this Agreement (the “Cure Period”)

c)	Subsequent Contributions:

Future contributions of the Parties, required in the interest of the Joint Venture, shall upon decision by the Board be in proportion to each Party's share in the Joint Venture, being understood that the Parties’ respective participation in the Joint Venture shall be determined at the moment such future additional contribution is required, in accordance with the provisions of Section 7.2 and following subsections below.

d)	Failure to comply with MCOA Contribution Schedule

Should (i) MCOA fail to provide its respective Initial Contribution to the Joint Venture in a timely manner, in accordance with the MCOA Contribution Schedule provided in Section 7.1.b) hereinabove (the “MCOA Contribution Default”) and following the expiration of the Cure Period and (ii) should GHG be responsible to make any of the aforementioned payment comprising the MCOA Contribution Schedule in order to remedy the MCOA Contribution

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Default under this Agreement, it is hereby agreed and understood that GHG and MCOA’s respective Initial Participation in the Joint Venture, provided in Section 7.2.1. and following subsection below, will be readjusted in proportion equal to the relevant MCOA Contribution Default, on a pro rata basis in accordance with the actual respective Initial Contribution of GHG and MCOA, in order to reflect the additional contribution of GHG to the Joint Venture to remedy the MCOA Contribution Default.

7.2	Parties' Participation

7.2.1 Initial Participation

Subject to the provisions of Section 7.1.d) hereinabove, the Parties’ initial share participation in the Joint Venture shall be as follows (the “Initial Participation”):

GHG: Forty-two point five per cent (42.5%)

MCOA: Forty-two point five per cent (42.5%)

TTO: Fifteen percent (15.0%)

TOTAL one hundred percent (100.0%)

7.2.2 Purchase of TTO’s First Tranche Participation

Once the First Escrow Release milestone is reached, as this term is defined in Section 7.4.2 i) herein, being the date when 20,000 hemp clones have been planted at the Scio farm, TTO, in exchange for the purchase by GHG and MCOA of five percent (5.0%) of his Initial Participation, will receive the following from GHG and MCOA, as more fully detailed in Schedule “A” attached hereto, being understood and agreed upon by the Parties hereto, that such purchase of the First Tranche Participation shall be made in accordance with the terms and conditions of a separate share purchase agreement to be entered between GHG, MCOA and TTO, containing appropriate and mandatory representations and warranties from GHG, MCOA and TTO that are customary in similar transactions:

-	250,000 common shares from the share capital of GHG, issued at a price of US$0.12 per common share, for a total pre-Project value of US$30,000 based on the capital expenditures of the Project;

-	250,000 common share purchase warrants entitling its holder to purchase one common share in the share capital of GHG at a price of US$0.12 per common share for a period of 60 months from the date of issuance;

-	1,000,000 common shares from the share capital of MCOA, issued at a price of US$0.03 per common share for a total pre-Project value of US$30,000 based on the capital expenditures of the Project; and

-	1,000,000 common share purchase warrants entitling its holder to purchase one common share in the share capital of MCOA at a price of $0.03 per common share for a period of 60 months from the date of issuance.
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GHG: Forty-seven point five per cent (47.5%)

MCOA: Forty-seven point five per cent (47.5%)

TTO: Five percent (5.0%)

TOTAL One hundred percent (100.0%)

Being hereby understood that these proportions are provided in the event that MCOA respects the MCOA Contribution Schedule and that GHG is not responsible to make any payment to remedy to MCOA Contribution Default, as described in Section 7.1. d) hereinabove.

7.2.3 Purchase of TTO’s Second Tranche Participation

Once the Second Escrow Release milestone is reached, as this term is defined in Section 7.4.2 ii) herein, being the date when the Joint Venture will reach Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) by the sale of the products developed by the Joint Venture as part of the Project, of an amount of no less than one million dollars (US$1,000,000), TTO, in exchange for the purchase by GHG and MCOA of five percent (5.0%) of his Initial Participation, will receive the following from GHG and MCOA, as more fully detailed in Schedule “A” attached hereto, being understood and agreed upon by the Parties hereto, that such purchase of the Second Tranche Participation shall be made in accordance with the terms and conditions of a separate share purchase agreement to be entered between GHG, MCOA and TTO, containing appropriate and mandatory representations and warranties from GHG, MCOA and TTO that are customary in similar transactions:

-	250,000 common shares from the share capital of GHG, issued at a price of US$0.12 per common share, for a total pre-Project value of US$30,000 based on the capital expenditures of the Project;

-	250,000 common share purchase warrants entitling its holder to purchase one common share in the share capital of GHG at a price of US$0.12 per common share for a period of 60 months from the date of issuance;

-	1,000,000 common shares from the share capital of MCOA, issued at a price of US$0.03 per common share for a total pre-Project value of US$30,000 based on the capital expenditures of the Project; and

-	1,000,000 common share purchase warrants entitling its holder to purchase one common share in the share capital of MCOA at a price of $0.03 per common share for a period of 60 months from the date of issuance.

GHG: Forty-seven point five per cent (47.5%)

MCOA: Forty-seven point five per cent (47.5%)

TTO: Five percent (5.0%)

TOTAL One hundred percent (100.0%)

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Being hereby understood that these proportions are provided in the event that MCOA respects the MCOA Contribution Schedule and that GHG is not responsible to make any payment to remedy to MCOA Contribution Default, as described in Section 7.1. d) hereinabove.

7.2.4 Property acquisition

In reference to the Project disclosed herein, 41389 Farms Ltd. will acquire a land described herein as being a real property with all improvements located thereon commonly know as 41389 Hwy 226, Scio, Linn Country, Oregon (the “Property”), which will be owned, in equal proportion by GHG (50%) and MCOA (50%).

The purchase price paid for the acquisition of the Property shall be paid as follows: on behalf of GHG, the issuance of 2,100,000 common shares of GHG representing an aggregate amount of US$275,000. As for MCOA, it shall pay its proportionate share in the Property by providing a cash payment of US$137,500 (the “MCOA Payment”). Until MCOA is financially capable to provide the MCOA Payment, GHG will advance the funds in lieu of MCOA. The MCOA Payment may be reimbursed to GHG, to the sole and unique prerogative of GHG, at the Harvest of the crops (the “MCOA’s Profit Share”). GHG will receive a priority payment from any profit whatsoever deriving from the Harvest of the crops on the Property until the MCOA Payment is completely reimbursed. The advance from GHG to MCOA of the funds required by MCOA to make the MCOA Payment contemplated in this Section, shall be the object of a separate loan agreement or similar type of agreement that will comprise and provide all mandatory representations and warranties that are customary in such transactions.

7.3       Sharing the Profits

The Parties shall share the profits of the Joint Venture in proportion to the above stated percentages, being understood that the percentages that each Party is entitled to shall be modified to reflect whether the Parties holds the Initial Participation or the Resulting Participation at the time such profits are being distributed.

7.4       Escrow Pool and Escrow Release

7.4.1 Escrow Pool

It is hereby agreed between the Parties that GHG and MCOA will create an escrow pool of common shares and common share purchase warrants of GHG and MCOA (the “Escrow Pool”) comprised of the following, the whole as more fully described in Schedule “B” hereto (collectively referred to as the “Escrowed Shares”):

-	A total of 2,500,000 common shares of GHG issued at a price of CDN$0.20 per common share;

-	A total of 2,500,000 common share purchase warrants of GHG to purchase one common share in the share capital of GHG at a price of CDN$0.36 per common share for a period of 36 months from the date of issuance;
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-	A total of 11,000,000 common shares of MCOA issued at a price of $0.046 per common share; and

-	A total of 11,000,000 common share purchase warrants of MCOA to purchase one common share in the share capital of MCOA at a price of $0.083 per common share for a period of 36 months from the date of issuance.

7.4.2    Escrow Release Milestones

The following two (2) events (the “Escrow Release Milestones”) will trigger the release from the Escrow Pool of the Escrowed Shares, the whole as more fully described in Schedule “B” attached hereto:

i)                 First Escrow Release Milestone: Once the EBITDA of the Joint Venture reaches $1,000,000 (one million dollars); and

ii)               Second Escrow Release Milestone: Once the EBITDA of the Joint Venture reaches $2,000,000 (two million dollars).

7.4.3        Participant’s Percentage of Escrowed Shares

The Participant shall receive an amount of Escrowed Shares equal to their respective interest in the Escrow Pool, being the following percentage, the whole as more fully described in Schedule “C” attached hereto, being understood and agreed upon by the Parties hereto, that such purchase of the Second Tranche Participation shall be made in accordance with the terms and conditions of a separate share purchase agreement to be entered between GHG, MCOA and TTO, containing appropriate and mandatory representations and warranties from GHG, MCOA and TTO that are customary in similar transactions:

TTO 100.00%

Total 100.0%

Upon the occurrence of the First Escrow Release Milestone or the Second Escrow Release Milestone, the Participant shall receive its respective corresponding amount of Escrowed Shares from the Escrow Pool, the whole in accordance with the provisions of Schedule “D” attached hereto, as described below:

i)	Upon occurrence of the First Escrow Release Milestone: half (1/2) of the Escrowed Shares shall be released from the Escrow Pool to the Participant in the respective proportion of their interest in the Escrow Pool, as provided hereinabove and more fully disclosed in Schedule “D” attached hereto; and

ii)	Upon occurrence of the Second Escrow Release Milestone: the remaining half (1/2) of the Escrowed Shares shall be released from the Escrow Pool to the Participant in the respective
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proportion of their interest in the Escrow Pool, as provided hereinabove and more fully disclosed in Schedule “D” attached hereto.

7.5       Sharing the Assets

When liquidating the Joint Venture, the Parties shall share the assets in proportion to the stated percentages in section 7.2.1 if prior to the Escrow Release, or stated in section 7.2.2 if after the Escrow Release.

7.6       Sharing the Losses

The Parties shall share the losses of the Joint Venture in proportion to the stated percentages in section 7.2.1 if prior to the Escrow Release, or stated in section 7.2.2 if after the Escrow Release.

7.7       Working Capital Account

Upon the Board request and in proportion to the above stated percentages, each Party shall, from time to time, contribute to the Joint Venture working capital account. Should a Party not be in a financial position to contribute in its proportionate share, the defaulting Party will see its shareholding be reduced to the benefit of the other contributing shareholder.

8.0        SPECIAL PROVISIONS

8.1       Suretyship

Each Party shall provide sums of money or guarantees requested by any surety company as to any suretyship in connection with the Project realization (tender bond, performance bond, workmanship bond, etc.) in proportion to his share in the Joint Venture. Each Party shall also fill in and sign any form requested by such company.

8.2       Books

All books of the Joint Venture, including the accounting books, shall be continuously updated. The Parties and the accountants appointed by them may have access to these books at all times during the business hours of the Joint Venture, for examination or copying. These books shall be kept at the head office of the Joint Venture.

8.3       Fiscal Year

The fiscal year of the Joint Venture shall end on September 30 of each year or on any other date as determined by the Board.

8.4       Costs and Expenses

The Joint Venture shall not reimburse Parties for costs or expenses they have incurred on its behalf in the tendering process. Moreover, the Joint Venture shall not pay any costs or expenses to Parties or

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members of the Board for their presence to the meetings. However, expenses first approved by the Board shall be paid on presentation of supporting documents.

8.5       Compliance with the Law

Each Party shall comply with and enforce any law or by-law in connection to services, work and materials he shall provide or supply in relation to his share of the Project attributed to him.

8.6       Permits and Licenses

Each Party shall apply for, at his expense, or shall hold and keep in force any necessary license, permit or authorization to perform the share of the Project attributed to him.

8.7       Taxes

Each Party shall pay to appropriate authorities any tax, duty, charge, withholding, or other mandatory contribution imposed by any law, by-law or order in connection with his interest in this Agreement or the share of the Project attributed to him.

8.8       Absence of Joint Liability

Notwithstanding any jointly and solidarily obligation of the Parties towards a third person as members of the Joint Venture, they shall be liable among them to fulfill such obligation and ensuing payment only in proportion to the share they hold in the Joint Venture.

8.9 Sums of Money due to a Party

Any amount paid in excess or advance made to the Joint Venture by a Party may be claimed from the other Party in proportion to the share it holds in the Joint Venture and shall bear interest at the rate of five per cent (5%) annually from its disbursement.

8.10       Restrictions on the Transfer of Shares

None of the Parties may sell, transfer, assign, secure by mortgage, engage, pledge, alienate, dispose of or affect in any manner whatsoever, its share in the Joint Venture, as well as any loans granted to the Joint Venture, without the written consent of the other Parties.

8.11       Undertaking Not to Compete

Each Party may, for his own behalf or on behalf of a third party, continue to perform his regular activities as long as it does not conflict with this joint venture and as long as this party is a participant to said Agreement.

8.11.1	Right of First Refusal

Each Party may exercise its right of first refusal pursuant to other projects, as long as the contemplated projects do not compete with the business of the Joint Venture.

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8.12 Reciprocal Undertaking Not to Solicit Personnel

During the term of this Agreement and for a further period of twenty-four (24) months following its termination, each of the Parties shall not, directly or indirectly, solicit, employ, hire or otherwise retain the services of any of the other Party’s employees. If a Party fails to abide by this obligation, it shall immediately pay to the other Party, as a penalty, an amount equal to twenty-four (24) months of remuneration for the employee in question at the time of the default.

8.13       Collaboration

The Parties shall collaborate in the Joint Venture and bring mutual support (including their cooperation at the technical, commercial, and industrial levels) and as to all required resources in order to harmoniously and efficiently perform the Project

8.14       Absence of Commitment

At the signing of this Agreement and throughout the realization of the Project, Parties are not committing and shall not commit themselves in other activities which can prevent them to fully collaborate or bring the above-mentioned resources, to perform their share of the Project or to fulfill their obligations under this Agreement.

8.15       Defect and Poor Workmanship

Each Party shall be liable towards the Joint Venture for any poor workmanship, defect and other problem which may occur from time to time following the rendering of services, the performance of work and the supply of materials.

8.17       Joint Venture's Property

Any property acquired by the Joint Venture for the Project (equipment, tools, furniture, machinery, rolling stock, etc.) shall belong to the Joint Venture. At the time of the Joint Venture liquidation, the said property shall be distributed among the Parties as per their respective share.

8.18       Use of Joint Venture Property

Each Party may use the property of the Joint Venture, provided it shall use it in the interest of the Joint Venture and according to its destination, and in such a way as not to prevent the other Party from using it as it is entitled to.

8.19       Subsidiaries

Parties, as well as their subsidiaries which may be involved in the Project, shall be bound by this Agreement.

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8.20       Association with a Third Party

Subject to any of the provisions contained herein, none of the Parties may associate itself with a third party for the purposes of sharing its share in the Joint Venture, or allowing a third party to enter into the Joint Venture without the written consent of the other Party.

8.21       Maintaining of Common Property

Any Party may compel the other Party to incur any expenses necessary for the preservation of the common property, but shall not proceed with any modifications as to the state of such property without the written consent of the other Party, regardless of how advantageous such changes may be.

8.22       Absence of Mandate

None of the Parties may act as the other Party's mandatary, or contract or fulfill an obligation on its behalf without the latter's prior written consent.

8.23       Independent Parties

This Agreement binds Parties only to the performance of the Project. Consequently, the provisions contained herein shall not be interpreted, in any way, as to establish some partnership between the Parties or as to restrict the Parties to operate their respective businesses.

8.24       Loss of Status as Party

Any Party shall lose its status as member of the Joint Venture in any of the following circumstances:

a)	its dissolution or voluntary or forced bankruptcy;

b)	it seeks the protection of the Bankruptcy and Insolvency Act or any other similar law;

c)	by its own will or if a judgment orders the seizure of its property;

d)	if it fails to comply with any provision contained herein and fails to remedy the said default within fifteen (15) days following the receipt of the other Party's formal notice of default.

In any one of the above-mentioned situations, this Agreement shall terminate, and the following terms and conditions shall then apply:

a)	The other Party shall liquidate the Joint Venture and may then continue and complete the Project to its own benefit;

b)	The former Party or its legal representatives, as the case may be, shall be deprived of any right previously held by the former Party in this Agreement, in the Joint Venture, in its assets and in any surplus made after the loss of status as member of the Joint Venture; and
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c)	Despite the loss of its status as member of the Joint Venture, the former Party shall remain liable, in proportion to its share, for any deficit of the Joint Venture until the Project has been completed.

9.0       DISSOLUTION AND LIQUIDATION OF THE JOINT VENTURE

When dissolving the Joint Venture, the Board:

a)	shall act as liquidator;

b)	shall take the seizure of the Joint Venture's property and act as an administrator of others' property entrusted with full power to administrate;

c)	shall be entitled to require from the Parties any document and any explanation concerning the rights and obligations of the Joint Venture;

d)	shall repay the debts and then, reimburse the capital contribution;

e)	if applicable, shall proceed to the partition of the assets among Parties in proportion to their respective shares, and;

f)	shall remit to the Parties a final rendering of account, prepared by an independent accounting firm in accordance with generally accepted accounting principles.

After the Joint Venture's liquidation, Parties shall make adjustments among them, if any, and give themselves mutual discharge.

10.0	EXCLUSIVITY
10.1	Each of the Parties undertake that it shall not, during the tenure of this Agreement, enter into any negotiation or conclude an agreement with any third Party regarding the Project.

10.2	The provisions of this Section shall apply mutatis mutandis to any company, business, firm or partnership over which any of the Parties has direct or indirect control, and each Party undertakes to procure that any company, business, firm or partnership over which it has such control complies with the provisions of this Section.

11.0	CONFIDENTIALITY

11.1	Having regards to the fact that each Party has disclosed and may subsequent to the Signature Date, disclose Confidential Information to the other Parties, each Party ("the receiving Party") undertakes from and after the Signature Date, not to use, disclose or divulge, directly or indirectly, the Confidential Information of another Party hereto ("the divulging Party") to any third Party.

11.2	The receiving Party shall take all such steps as may be reasonably necessary to prevent the divulging Party's Confidential Information falling into the hands of unauthorized third Parties.
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11.3	Any documentation or records relating to the divulging Party's Confidential Information which comes into the possession of the receiving Party at any time:

11.3.1	shall be deemed to form part of the confidential information of the divulging Party;

11.3.2	shall be deemed to be property of the divulging Party;

11.3.3	shall be surrendered, together with any copies thereof, to the divulging Party on demand, and the receiving Party shall not retain extracts therefrom, unless the parties otherwise agree in writing.

11.4	The Parties shall ensure that any of the employees or other persons who may have the opportunity of receiving any of the Confidential Information of the divulging Party are aware of and are bound by the obligations of confidentiality in this Agreement. The Parties agree to use their best endeavors to ensure that such employees or persons shall be bound by this Agreement even after their employment relationship has been terminated.

11.5	The undertaking and obligations contained in Sections 11.1 to 11.4 do not apply to information which:

11.5.1	is publicly available at the date of disclosure or there after becomes publicly available from sources other than the Parties;

11.5.2	the receiving Party demonstrates, to the reasonable satisfaction of the disclosing Party, that it was already in its possession prior to its receipt by or disclosure to such receiving Party;

11.5.3	is required by law or any regulatory authority to be disclosed; and

11.5.4	after being disclosed to the receiving Party subsequently comes lawfully into the possession of the receiving Party from a third Party.

12.0	PARTY GUARANTEES AND INDEMNITIES
12.1	GHG hereby irrevocably and unconditionally:

12.1.1	Guarantees and undertakes as a principal and independent obligation in favour of the Joint Venture to punctually perform any and all obligations which may be owing from time to time by GHG and/or GHG's nominee (if applicable) in terms of or as a result of this Agreement. The debts and obligations of GHG and/or its nominee (if applicable) referred to in this Section are hereinafter collectively referred to as "the GHG guaranteed obligations";

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12.1.2	Indemnifies the Joint Venture against any and all claims, losses, liabilities, damages costs and/or expenses (but excluding any consequential and/or indirect losses, damages and/or costs) which the Joint Venture may actually suffer or incur in connection with a breach by GHG or its nominee if applicable, of the GHG guaranteed obligations.

12.2	The rights of the Joint Venture under this guarantee shall in no way be affected or diminished if the Joint Venture at any time obtains additional suretyships, guarantees, securities or indemnities in connection with the GHG guaranteed obligations.

12.3	GHG shall use its best endeavors to procure the fulfillment of the guaranteed obligations and shall refrain from taking or permitting to be taken any action which may prevent, hamper or detrimentally affect the fulfillment by GHG or its nominee (if applicable) of the GHG guaranteed obligations under this Agreement.

12.4	MCOA hereby irrevocably and unconditionally:

12.4.1	Guarantees and undertakes as a principal and independent obligation in favor of the Joint Venture to punctually perform any and all obligations which may be owing from time to time by MCOA and/or MCOA’s investor’s nominee (if applicable), in terms of or as a result of this Agreement. The debts and obligations of MCOA referred to in this Section are hereinafter collectively referred to as "the MCOA guaranteed obligations";

12.4.2	Indemnifies the Joint Venture against any and all claims, losses, liabilities, damages, costs and/or expenses (but excluding any consequential and/or indirect losses, damages and/or costs) which the Joint Venture may actually suffer or incur in connection with a breach by MCOA or its nominee if applicable, of the MCOA guaranteed obligations.

12.5	The rights of the Joint Venture under this guarantee shall in no way be affected or diminished if the Joint Venture at any time obtains additional suretyships, guarantees, securities or indemnities in connection with the MCOA guaranteed obligations.

12.6	MCOA shall use its best endeavors to procure the fulfillment of the guaranteed obligations and shall refrain from taking or permitting to be taken any action which may prevent, hamper or detrimentally affect the fulfillment by GHG or its nominee (if applicable) of the MCOA guaranteed obligations under this Agreement.

13.0	GOOD FAITH AND FAIR IMPLEMENTATION
13.1	The Parties undertake that in the implementation of this Agreement, they shall observe the utmost good faith and shall not do or omit to do anything, which might prejudice or detract from the rights or interests of the other Parties.

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13.2	The Parties further undertake:

13.2.1	To do whatever may be necessary to enable the reciprocal rights and obligations of the Parties to be exercised.

13.2.2	To use their best endeavors always to procure the effective implementation of this agreement and to cooperate with each other to that end.

13.3	If there are any changes in the laws of Canada or, the State of Utah (Oregon?) or, if other circumstances arise that materially affect any of the rights of the Parties or that render difficult or impractical the implementation of this Agreement in accordance with a strict interpretation thereof the parties shall enter into bona fide discussions with a view to alleviating the situation and to reaching mutual written agreement directed at implementing fair and reasonable alternative arrangements;

13.4	If agreement on alternative arrangements cannot be reached, the dispute preventing such agreement shall be resolved in accordance with the dispute resolution provisions of Section 14.

14.0	DISPUTE RESOLUTION

14.1	Should any dispute disagreement or claim arise between the Parties (“the dispute”) concerning this Agreement the Parties shall endeavour to resolve the dispute amicably in the first instance. This entails one of the Parties inviting the other in writing to meet and attempt to resolve the dispute within fourteen (14) days from the date of delivery of the written invitation.

14.2	If the dispute has not been resolved within fourteen (14) days from the date of delivery of the written invitation referred to in Section 14.1 above, then the dispute may be referred, by either Party, to arbitration.

14.3	The Parties shall agree on a single internationally accredited and recognized Arbitrator within seven (7) business days of either Party delivering to the other written notice detailing the issues in dispute and the identity and qualifications of a proposed Arbitrator, failing which the internationally accredited and recognized Arbitrator shall be appointed in accordance with the Rules of Arbitration of the International Chamber of Commerce on the written request of either Party, which request shall be copied to the other Party.

14.4	The Arbitration shall take place in Salem Oregon, United States, which shall constitute its seat.

14.5	The proceedings shall be conducted in English Language throughout.

14.6	The decision of the Arbitrator shall be written in logical format setting out the basis on which it is made.

14.7	The Arbitrator shall make his award within thirty (30) days of the final hearing;
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14.8	The decision of the Arbitrator shall be final and binding on the Parties.

14.9	Nothing in this Section 14 shall preclude a Party from obtaining interlocutory relief, on an urgent basis or other basis, from a court of competent jurisdiction within the State of Oregon (in the judicial district of the City of Salem).

15.0	FORCE MAJEURE
15.1	Should a Party (“affected Party”) be prevented from fulfilling any of its obligations in terms of this Agreement as a result of an event of Force Majeure, then:

15.2	those obligations shall be deemed to have been suspended to the extent that and for so long as the affected Party is so prevented from fulfilling them and the corresponding obligations of the other Party ("unaffected Party") shall be suspended to the corresponding extent;

15.2.1	the affected Party shall immediately notify the unaffected Party in writing of such event of force majeure and such notice shall include an estimation of the approximate period for which the suspension shall endure. Such estimate shall not be binding on the affected Party; and

15.2.2	the duration of this Agreement as well as each period within which and each date by which any obligation is required to be performed in terms of this Agreement shall be extended or postponed, as the case may be, by the period of suspension.

15.3	Should the affected Party partially or completely cease to be prevented from fulfilling its obligations by the event of Force Majeure, the affected Party shall immediately give written notice to the unaffected Party of such cessation and the affected Party shall fulfill its obligations which were previously suspended; provided that in the event and to the extent that fulfilment is no longer possible or the unaffected Party has given written notice that it no longer requires such fulfillment, the affected Party shall not be obliged to fulfill its suspended obligations and the unaffected Parties shall not be obliged to fulfill its corresponding obligations.

15.4	Should any event of Force Majeure continue for more than twelve (12) months after the date of the notice referred to in Section 15.2.1 and notice of cessation in terms of Section 15.2 has not been given, then either Party shall be entitled (but not obliged) to terminate this Agreement by giving thirty (30) days written notice to the other Party to that effect; provided that any such notice of termination shall be deemed not to have been given if a notice of cessation is received by the unaffected Party prior to the expiry of such thirty (30) day period.

16.0	TERMINATION

16.1                 This Agreement shall terminate in any one or combination of the following ways:

16.2                 In terms of Section 4.1 above

16.3                 By mutual agreement between the Parties in writing; or

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16.4	By virtue of expiry of the ten (10) year period.

16.5                 On account of supervening impossibility in terms of Section 15; or

16.6                 in account of fundamental breach in terms of Section 17.

17.0	FUNDAMENTAL BREACH
17.1	Should any Party materially breach any provisions of this Agreement and fail to remedy such breach within thirty (30) Business Days after receiving written notice from the other Party requiring such remedy, then the Party aggrieved by such breach shall be entitled, without prejudice to their other rights in law including any right to claim damages, to cancel this Agreement or to claim immediate specific performance of all of the defaulting Party’s obligations the due for performance at the time of breach.

17.2	For the avoidance of doubt and notwithstanding the foregoing, if the breach constitutes repudiation, any Party aggrieved by such breach shall be required to provide written notice requesting the remedy thereof, before cancelling this Agreement, without prejudice to their rights in law including right to damages.

18.0        GENERAL PROVISIONS

Unless otherwise stated in this Agreement, the following provisions shall apply.

18.1        Severability

If all or part of any section, paragraph or provision of this Agreement is held invalid or unenforceable, it shall not have any effect whatsoever on any other section, paragraph or provision of this Agreement, nor on the remainder of the said section, paragraph or provision, unless otherwise expressly provided for in this Agreement.

18.2       Notices

Any notice intended for either Party shall be deemed to be validly given if it is in writing and is sent by registered or certified mail, by bailiff or by courier service to such Party’s address as set forth in this Agreement, or to any other address which the Party in question may have indicated in writing to the other Party. A copy of any notice sent by e-mail shall also be sent according to one of the above-mentioned delivery modes.

18.3       Headings

The headings in this Agreement have been inserted solely for ease of reference and shall not modify, in any manner whatsoever, the meaning or scope of the provisions hereof.

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18.4       Schedules

The Schedules to this Agreement shall be deemed to form an integral part hereof if they have been duly initialled by all the Parties.

18.5       No Waiver

Under no circumstances shall the failure, negligence or tardiness of a Party as regards the exercise of a right or a recourse provided for in this Agreement be considered to be a waiver of such right or recourse.

18.6       Cumulative Rights

All rights set forth in this Agreement shall be cumulative and not alternative. The waiver of a right shall not be interpreted as the waiver of any other right.

18.7       Entire Agreement

This Agreement constitutes the entire understanding between the Parties. Declarations, representations, promises or conditions other than those set forth in this Agreement shall not be construed in any way so as to contradict, modify or affect the provisions of this Agreement.

18.8       Amendments

This Agreement shall not be amended or modified except by another written document duly signed by all the Parties.

18.9       Number and Gender

Where appropriate, the singular number set forth in this Agreement shall be interpreted as the plural number, and the gender shall be interpreted as masculine, feminine or neuter, as the context dictates.

18.10       No Right to Transfer

Neither of the Parties may, in any manner whatsoever, assign, transfer or convey its rights in this Agreement to any third party, without the prior written consent of the other Party.

18.11       Calculating Time Periods

In calculating any time periods under this Agreement:

a)	the first day of the period shall not be taken into account, but the last one shall;
b)	the non-juridical days, i.e. Saturdays, Sundays and public holidays, shall be taken into account; and
c)	whenever the last day is a non-juridical day, the period shall be extended to the next juridical day.

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18.12        Currency

The currency used for purposes of this Agreement shall be United States dollars except otherwise indicated.

18.13       Counterparts

Each counterpart of this Agreement shall be considered to be an original when duly initialled and signed by all the Parties, it being understood, however, that all of these counterparts shall constitute one and the same Agreement.

18.14       Successors

This Agreement shall bind the Parties hereto as well as their respective successors, heirs and assigns.

18.15       Joint and Several Liability

Whenever one of the Parties is constituted of two or more persons, these persons shall be jointly and severally liable towards the other Party.

18.16       Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, United States of America and the federal laws of the United States of America applicable therein. The Parties hereby attorn to the jurisdiction of the competent Courts of the judicial district of Salem, Oregon for any dispute that may arise hereunder.

19.0       EFFECTIVE DATE

This Agreement becomes effective as of the Signature Date.

20.0       ACKNOWLEDGEMENT BY THE PARTIES

THE PARTIES HEREBY ACKNOWLEDGE AS FOLLOWS:

A)	DUE NEGOTIATIONS TOOK PLACE BETWEEN THEM PRIOR TO THE DRAFTING OF THIS AGREEMENT;

B)	THIS AGREEMENT TRULY AND COMPLETELY DEFINES THE UNDERSTANDING REACHED BETWEEN THEM;

C)	EACH AND EVERY ONE OF THE PROVISIONS OF THIS AGREEMENT IS LEGIBLE;

D)	THEY DID NOT ENCOUNTER ANY DIFFICULTIES IN UNDERSTANDING THE PROVISIONS OF THIS AGREEMENT;

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E)	BEFORE SIGNING THIS AGREEMENT, EACH PARTY HAD THE OPPORTUNITY TO CONSULT A LEGAL ADVISER; AND

F)	EACH PARTY OBTAINED A COPY OF THIS AGREEMENT IMMEDIATELY AFTER IT WAS SIGNED BY ALL THE PARTIES.

SIGNED IN THREE (3) COUNTERPARTS,

IN VANCOUVER, PROVINCE OF BRITISH COLUMBIA

ON THE _______ DAY OF MAY, 2018

GLOBAL HEMP GROUP INC.
________________________	____________________________________
WITNESS	Per: Charles Larsen, President & CEO

MARIJUANA COMPANY OF AMERICA INC.
________________________	___________________________________
WITNESS	Per: Donald Steinberg, President & CEO

TTO ENTERPRISES LTD.
________________________	___________________________________
WITNESS	John Giese, Authorized Signatory

WITH THE INTERVENTION OF:
COVERED BRIDGE ACRES LTD.
___________________________________
Per: Jeff Kilpatrick, duly authorized for the purposes hereof.

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SCHEDULE “A”: PURCHASE OF TTO’S FIRST TRANCHE AND SECOND TRANCHE PARTICIPATION

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SCHEDULE “B”: ESCROW POOL AND ESCROW RELEASES

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SCHEDULE “C”: PARTICIPATION IN THE ESCROW POOL

Share of Escrow Pool to be Released to Participants

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SCHEDULE “D”: Release Schedule

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